Postal Realty Trust, Inc. Provides Fourth Quarter and Full Year 2025 Update

- Acquired 216 Properties for $123 Million in 2025 -
- Full Year 2025 Weighted Average Cash Capitalization Rate of 7.7% -
- 89% of Debt Outstanding Set to Fixed Rates -
- No Debt Maturities Until 2028 -

CEDARHURST, N.Y., January 8, 2026 (GLOBE NEWSWIRE)-- Postal Realty Trust, Inc. (NYSE: PSTL) (the “Company”), an internally managed real estate investment trust that owns and manages over 2,200 postal properties leased primarily to the United States Postal Service (the “USPS”), ranging from last-mile post offices to industrial facilities, provided an update on its acquisition, re-leasing, and capital markets activity for the fourth quarter of 2025. The Company also provided an update on its portfolio, balance sheet and fully diluted shares outstanding at year-end as well as acquisitions for the full year of 2025.

For the full year 2025, the Company acquired 216 properties leased to the USPS for approximately $123 million, excluding closing costs. These properties comprise approximately 642,000 net leasable interior square feet and had a weighted average rental rate of $16.24 per leasable square foot as of December 31, 2025. These acquisitions were completed at a weighted average cash capitalization rate of approximately 7.7%.

“The acquisition volume we achieved in 2025 reflects the strength of our long-standing relationships, our differentiated sourcing strategy, and our specialized expertise in postal real estate,” said Andrew Spodek, Chief Executive Officer. “Last year’s acquisitions represent approximately 20% growth in our asset base1 from year-end 2024.2 Importantly, we drove this growth while maintaining a strong balance sheet.” Mr. Spodek continued, “this growth builds on the results we’ve delivered since our IPO in 2019—expanding our asset base by approximately 1,095%.3 Over that time, we have delivered compound annual AFFO per share growth of approximately 5.5% from 2020 through 2025, based on the midpoint of guidance.”
Explanatory Notes:
1 Asset base represents total real estate properties, at cost, calculated in accordance with GAAP.
2 Represents a non-GAAP measure calculated as (i) the sum of (a) total real estate properties, at cost, as of September 30, 2025 plus (b) Q4 2025 Acquisitions Cost (as defined in the paragraph below) divided by (ii) total real estate properties, at cost, as of December 31, 2024.
3 Represents a non-GAAP measure calculated as (i) the sum of (a) total real estate properties, at cost, as of September 30, 2025 plus (b) Q4 2025 Acquisitions Cost divided by (ii) total real estate properties, at cost, as of June 30, 2019, the quarter in which our initial public offering was completed.

Fourth Quarter & Year-End 2025 Update

For the fourth quarter of 2025, the Company acquired 65 properties leased to the USPS for approximately $29.1 million, excluding closing costs (the “Q4 2025 Acquisitions Cost”), comprising approximately 142,000 net leasable interior square feet. These acquisitions were completed at a weighted average cash capitalization rate of approximately 7.5%.

The Company’s owned portfolio was 99.8% occupied with 1,917 properties across 49 states and one territory with approximately 7.1 million net leasable interior square feet and a weighted average rental rate of $11.88 per occupied leasable square foot based on rents in place as of December 31, 2025. The weighted average rental rate consisted of $14.09 per occupied leasable square foot on last-mile and flex properties, and $4.23 on industrial properties.

At the end of 2025, 89% of the Company’s debt outstanding was set to fixed rates and $39 million was outstanding on the Company’s senior unsecured revolving credit facility. The weighted average interest rate of the Company’s total debt outstanding was 4.38%.

Through its at-the-market offering program, the Company issued 807,184 shares of common stock at an average gross sales price of $15.63 per share generating gross proceeds of $12.6 million during the fourth quarter and 3,154,321 shares of common stock at an average gross sales price of $15.34 per share generating gross proceeds of $48.4 million during the year.

As of December 31, 2025, there were 34,104,349 fully diluted shares outstanding (including securities convertible into shares of Class A common stock such as common units and long-term incentive units in the Company’s operating partnership and restricted stock units) and the weighted average fully diluted share count for the fourth quarter of 2025 was 33,620,211 shares.

About Postal Realty Trust, Inc.

Postal Realty Trust, Inc. is an internally managed real estate investment trust that owns and manages over 2,200 postal properties leased primarily to the USPS.
Forward-Looking and Cautionary Statements
This press release contains “forward-looking statements.” Forward-looking statements include statements identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. Forward-looking statements, including, among others, statements regarding the Company’s anticipated growth and acquisition activity, are based on the Company’s current expectations and assumptions regarding capital market conditions, its acquisition pipeline, the Company’s business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, the Company’s actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the USPS’s terminations or non-renewals of leases, changes in demand for postal services delivered by the USPS, the solvency and financial health of the USPS and the Company’s other tenants, competitive, financial market and regulatory conditions, disruption in market, general real estate market conditions, the Company’s competitive environment and other factors set forth under “Risk Factors” in the Company’s most recent filings with the U.S. Securities and Exchange Commission. Any forward-looking statement made in this press release speaks only as of the date on which it is made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
Contacts:
Steve Bakke
EVP and Chief Financial Officer
Email: sbakke@postalrealty.com
Phone: 516-734-0420

Jordan Cooperstein
Senior Vice President of Finance, Capital Markets
Email: jcooperstein@postalrealty.com
Phone: 516-295-7820